MyScreen Attracts Senior Nokia Executive

Maurizio Angelone appointed CEO

TORONTO, ON – March 25th, 2009 – MyScreen Mobile, Inc. (“MyScreen”) (Pink Sheets: MYSL, Frankfurt: WICI), a revolutionary mobile advertising solution, today announced the appointment of Maurizio Angelone as Chief Executive Officer and a member of the Board of Directors, effective May 1st 2009.

Mr. Angelone will be responsible for global operations and the strategic direction of MyScreen as it launches its innovative patent-pending mobile advertising solution with mobile carriers, media, and advertising partners globally. Maurizio Angelone will lead a dedicated team of MyScreen executives and employees from their new head office based in Miami, Florida and Toronto, Canada. Mr. Angelone will leverage his worldwide C-Level strategic relationships to expedite MyScreen’s global expansion.

“We are very excited to welcome Maurizio Angelone as MyScreen’s Chief Executive Officer. Maurizio is an outstanding leader who combines deep knowledge and insight into the mobile industry, with extensive experience in leading a major wireless operation. We feel his exceptional track record and executive level industry relationships will ensure the continued growth and success of MyScreen,” noted MyScreen Chief Financial Officer and Executive Vice-President, Raghu Kilambi.

Prior to joining MyScreen, Maurizio Angelone spent 15 years with Nokia in senior executive roles, including his most recent position as Global Account Head for one of Nokia’s largest customers, Telefónica S.A., which has extensive operations in Europe and Latin America. Prior to this, Maurizio has led Nokia’s Latin American division, which generated over US$2 billion in revenue in 2007. Maurizio Angelone’s relationships with global mobile operators, combined with his experience in developing new markets, strategic marketing, and distribution channel development experience uniquely qualifies Maurizio to lead the MyScreen team, launching its unique mobile advertising solution globally and in creating shareholder value.

“I am very excited to join the MyScreen team as we move forward in offering consumers the most relevant and richest possible mobile advertising experience in the least intrusive manner, while creating value for consumers, advertisers and brands,” said Maurizio Angelone, incoming Chief Executive Officer.

The ad-to-mobile space is evolving from its initial experimental phase utilizing SMS, text or WAP ads to full-screen, visually engaging consumer experiences which are consistent with premium brands. Opt-in mobile ads have the ability to be very targeted and effective, with the option to specifically track and measure performance of nearly every dollar spent.

Advertisers recognize that consumers’ habits have changed significantly; this has negatively impacted the effectiveness of traditional media and created new obstacles for advertisers to reach target markets.

Advancements in mobile wireless infrastructure and devices will provide enormous opportunities for advertisers as the mobile handset evolves to become a fully-integrated, “connected” computer. Advertisers recognize that the mobile handset presents a unique opportunity for advertisers to reach their target markets in a personal, measurable capacity like never before.

Mobile advertising is poised to be the next phenomenon, with mobile research firm ABI Research forecasting mobile advertising revenues to reach $19 billion globally by 2011. MyScreen is strategically positioned to be a leader in this media revolution.”

About MyScreen:
MyScreen (Pink Sheets: MYSL, Frankfurt: WICI) has revolutionized the way advertisers communicate with consumers. MyScreen is a patent-pending innovative marketing and advertising solution within the mobile communication industry, which has established both a permission and incentive-based marketing model that allows mobile subscribers to be compensated for allowing targeted rich-full screen, contextual advertisements to appear on their mobile device at the end of a call.

Contact:
Christine Barisheff
VP, Communications
christineb@myscreen.com